Exhibit 10.3
EMPLOYMENT AGREEMENT
          THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of April 19, 2005, by and between Hythiam, Inc., a Delaware corporation (“Employer”), and Richard A. Anderson, an individual (“Employee”).
RECITALS
          A. WHEREAS, Employer has agreed to employ Employee and Employee has agreed to enter into employment as the Chief Administrative Officer (“CAO”) of Employer, on the terms set forth in this Agreement.
          B. WHEREAS, Employee acknowledges that this Agreement is necessary for the protection of Employer’s investment in its business, good will, products, methods of operation, information, and relationships with its customers and other employees.
          C. WHEREAS, Employer acknowledges that Employee desires definition of his compensation and benefits, and other terms of his employment.
          NOW, THEREFORE, in consideration thereof and of the covenants and conditions contained herein, the parties agree as follows:
AGREEMENT
     1. TERM OF AGREEMENT
          1.1 Initial Term. The initial term of this Agreement shall begin on the date first set forth above, or as soon thereafter as Employee commences services hereunder (“Commencement Date”) and shall continue until the earlier of: (a) the date on which it is terminated pursuant to Section 5; or (b) four (4) years following the Commencement Date (“Initial Term”). At the conclusion of the Initial Term, and each successive term thereafter, the Agreement shall be automatically renewed for an additional three-year term, unless either party gives written notice of its intention to terminate the Agreement at least nine (9) months prior to the automatic renewal date.
     2. EMPLOYMENT
          2.1 Employment of Employee. Employer agrees to employ Employee to render services on the terms set forth herein. Employee hereby accepts such employment on the terms and conditions of this Agreement.
          2.2 Position and Duties. Employee shall serve as Employer’s CAO, reporting directly to Employer’s Chief Executive Officer (“CEO”), and shall have the general powers, duties and responsibilities of management usually vested in that office in a corporation and such other additional powers and duties as may be prescribed from time to time by the CEO and Employer’s Board of Directors (“Board”).

          2.3 Other Services. Employer acknowledges and pre-approves Employee’s current responsibility as member of the Board of Directors of Clearant, Inc. (“Clearant”). Employer is hereby notified and acknowledges that Employee is subject to a Confidentiality Agreement with Clearant. In addition, Employer acknowledges that Employee may do charity work and conduct personal business as long as such activities do not materially interfere with the Employee’s duties hereunder.
          2.4 Relocation or Change of Duties. Employer shall not, without Employee’s consent, require Employee to permanently relocate outside of Los Angeles, California. If Employer relocates more than thirty (30) miles outside of Los Angeles, and Employee elects not to relocate, such action shall be considered a resignation with Good Reason under Section 5.4. If Employer requests and Employee agrees to relocate, Employer will pay for reasonable and standard relocation costs of Employee and Employee’s family, including, but not limited to, closing points on the sale of Employee’s house and purchase of a new house, temporary housing, travel and moving expenses.
     3. COMPENSATION
          3.1 Compensation. During the term of this Agreement, Employer shall pay the amounts and provide the benefits described in this Section 3, and Employee agrees to accept such amounts and benefits in full payment for Employee’s services under this Agreement.
          3.2 Base Salary. Employer shall pay to Employee a base annual salary of $266,800 annually, payable in accordance with Employer’s standard payroll practices, less applicable withholding. At Employer’s sole discretion, Employee’s base salary may be increased, but not decreased. Notwithstanding the foregoing, beginning on January 1, 2006 and annually thereafter, the Employee’s annual salary then in effect shall be increased by at least the Consumer Price Index for Los Angeles, CA (or a reasonable proxy thereof).
          3.3 Bonus Plan. Except as described in Section 5.1 below, Employee is eligible to receive an annual bonus in the reasonable discretion of Employer. This discretionary bonus will be targeted at 50% of Employee’s base salary, based on achieving designated individual goals and milestones and the overall performance and profitability of Employer. The goals and milestones will be established and reevaluated on an annual basis by mutual agreement of Employee and the CEO, subject to review and approval by the Board or its Compensation Committee. In the first year of this Agreement, the goals and objectives related to the 2005 target bonus shall be established by June 30, 2005. The bonus will be based on a calendar year and shall be paid no later than April 30th of the following year.
          3.4 Equity Incentive Plan.
          (a) Employee shall be entitled to participate in any stock option, stock bonus, phantom stock right, equity pool, or other such plans or arrangements, which may exist during the term of his employment, provided that Employee’s entitlement is not inconsistent with the terms of any such arrangement or plan.
          (b) Employee shall be granted options to purchase two hundred fifty-five thousand (255,000) shares of Employer’s common stock under the provisions of

Employer’s 2003 Stock Incentive Plan (“Plan”), upon approval by the Board. To the extent permissible such options shall be incentive stock options. The options will vest as follows: 20% on the first, second, third, fourth and fifth anniversaries of the Commencement Date.
          (c) Employee’s previous grant of options under the Plan shall continue to be outstanding and vest in accordance with the terms of such grant. For the avoidance of doubt, Employee’s Service (as defined in the Plan) will continue uninterrupted for so long as Employee is a director and/or an employee, or either of the foregoing.
          (d) Except as otherwise set forth herein, vesting of options will cease upon the termination of Employee’s employment with Employer.
          3.5 Fringe Benefits.
          (a) Employer shall provide to Employee, at Employer’s cost, all perquisites to which other senior executives of the Employer are generally entitled and such other perquisites which are suitable to the character of the Employee’s position with the Employer and adequate for the performance of his duties hereunder in accordance with Employer’s policy.
          (b) Upon satisfaction of the applicable eligibility requirements, Employee shall be provided with group medical and dental insurance through Employer’s plans, as well as any fringe benefit plan(s) as Employer may offer from time to time to its personnel. Employee’s spouse and any dependent children of Employee shall be covered under the Employer’s health care and dental plans at Employer’s cost. Employer will pay for term life insurance for the benefit of Employee in the amount of 1 1/2 times Employee’s annual base salary, subject to the standard physical examination that is required by the issuing insurance company. In addition, Employee will be provided with accidental death and disability and long-term disability insurance. Employee is also eligible to participate in Employer’s 401K plan.
          (c) To the extent legally permissible, the Employer shall not treat such amounts as income to the Employee.
          3.6 Paid Time Off. Employee shall accrue, on a daily basis, a total of four (4) workweeks of paid time off (PTO) per year following the date of this Agreement. This PTO shall be in addition to normal Company holidays, which shall be determined at the discretion of the Company from time to time. Any accrued but unused PTO will be paid to Employee, on a pro rata basis, at the time that his employment is terminated.
          3.7 Deduction from Compensation. Employer shall deduct and withhold from all compensation payable to Employee all amounts required to be deducted or withheld pursuant to any present or future law, ordinance, regulation, order, writ, judgment, or decree requiring such deduction and withholding.

     4. REIMBURSEMENT OF EXPENSES
          4.1 Travel and Other Expenses. Employer shall pay to or reimburse Employee for reasonable and necessary business, travel, promotional, professional continuing education and licensing costs (to the extent required), professional society membership fees, seminars and similar expenditures incurred by Employee for which Employee submits appropriate receipts and indicates the amount, date, location and business character in a timely manner.
          4.2 Liability Insurance. Employer shall provide Employee with officers and directors’ insurance and other liability insurance, consistent with usual and reasonable business practices to cover Employee against all insurable events related to his employment with Employer.
          4.3 Indemnification. Promptly upon written request from Employee, Employer shall indemnify, defend and hold harmless Employee, to the fullest extent under applicable law, for all defense costs, judgements, fines, settlements, losses, costs or expenses (including attorney’s fees, including fees representing Employee), arising out of Employee’s activities as an agent, employee, officer or director of Employer, or in any other capacity on behalf of or at the request of Employer. Employee shall have the right to approve of counsel selected to represent him (such approval not to be unreasonably withheld), and in the event a conflict of interest arises at any time Employer shall provide Employee with separate and independent counsel at Employer’s cost and expense. Notwithstanding the foregoing, Employer may not enter into any settlement, of any kind, of any claim, which requires Employee to admit liability or responsibility or to have any order or judgment entered against Employee without Employee’s consent.
     5. TERMINATION
          5.1 Termination With Good Cause; Resignation Without Good Reason. Employer may terminate Employee’s employment at any time, with or without notice or Good Cause (as defined below). If Employer terminates Employee’s employment with Good Cause, or if Employee resigns without Good Reason (as defined below), Employer shall pay Employee his salary prorated through the date of termination, at the rate in effect at the time notice of termination is given, together with any benefits accrued through the date of termination. Employer shall have no further obligations to Employee under this Agreement or any other agreement, and all unvested options will terminate.
          5.2 Termination Without Good Cause; Resignation with Good Reason. Employer shall have the right to terminate Employee’s employment under this Agreement without Good Cause at any time. Employee shall have the right to terminate his employment with notice and Good Reason. If Employer terminates Employee’s employment without Good Cause, or Employee resigns for Good Reason:
          (a) Employer shall pay Employee his salary prorated through the date of termination, at the rate in effect at the time notice of termination is given, together with any benefits accrued through the date of termination;

          (b) Employer shall pay Employee in a lump sum an amount equal to one (1) year’s salary (at the rate in effect at the time of termination) plus a bonus equal to 100% of the targeted bonus;
          (c) All of Employee’s unvested stock options will vest immediately, and remain exercisable for a period of three (3) years thereafter; and
          (d) In addition to any rights under COBRA, medical benefits shall continue for a period of one (1) years from the date of termination, provided that coverage will terminate sooner if Employee becomes eligible for coverage under another employer’s plan.
               To be eligible for the compensation provided for in Section 5.2(b), (c) and (d) above, Employee must execute a full and complete a mutual release of any and all claims in the standard form then used by Employer (“Release”). Employer shall have no further obligations to Employee under this Agreement or any other agreement.
          5.3 Good Cause. For purposes of this Agreement, a termination shall be for “Good Cause” if Employee shall:
          (a) Commit an act of fraud, moral turpitude or embezzlement in connection with his duties;
          (b) Violate a material provision of the Employer’s written Codes of Ethics as adopted by the Board, or any applicable state or federal law or regulation;
          (c) Violate a material provision of the Confidentiality Agreement (defined below).
          (d) Fail or refuse to comply with a relevant and material obligation assumable and chargeable to an executive of his corporate rank and responsibilities under the Sarbanes-Oxley Act and the regulations of the Securities and Exchange Commission promulgated thereunder; or
          (e) Be convicted of, or enter a plea of guilty or no contest to, a felony under state or federal law, other than a traffic violation or offense not involving dishonesty or moral turpitude.
          5.4 Good Reason. For purposes of this Agreement, a resignation shall be with “Good Reason” following:
          (a) Assignment to Employee of duties materially inconsistent with Employee’s status as a senior officer of Employer, removal of Employee as a senior officer, material adverse change in the reporting relationship set forth in Section 2.2, or a substantial reduction in the nature or status of Employee’s responsibilities;

          (b) Relocation of Employer’s principle executive offices outside of a 30 mile radius of Los Angeles (unless closer to Employee’s residence) without Employee’s consent, except for reasonably required travel on Employer’s business;
          (c) Employer’s failure to cause any acquiring or successor entity following a Change in Control to assume Employer’s obligations under this Agreement, unless such assumption occurs by operation of law; or
          (d) Material breach of this Agreement by Employer, or failure to timely pay to Employee any amount due under Section 3 which continues after written notice and reasonable opportunity to cure (not to exceed 10 days after the date of notice).
          5.5 Effects of Change in Control. Immediately upon a Change in Control (as defined below) all of Employee’s unvested options shall vest immediately, and remain exercisable for a period of three (3) years thereafter. Further if Employee is terminated without Good Cause or resigns for Good Reason during the first twelve (12) months following a Change in Control, Employee shall be entitled to receive a lump sum in an amount equal to (i) one and one-half years of salary (at the rate in effect at the time of termination); and (ii) one and one-half times the Employee’s full targeted bonus for that year. In addition to any rights under COBRA, the term for continued fringe benefits under Section 3.5 shall continue for a period of eighteen (18) months from the date of termination, provided that Medical and Dental coverage will terminate sooner if Employee becomes eligible for coverage under another employer’s plan. To be eligible for the compensation provided for in this Section 5.5, Employee must execute a Release. Employer shall have no further obligations to Employee under this Agreement.
          5.6 Change in Control. For purposes of this Agreement, a “Change in Control” shall be defined as:
          (a) The acquisition of Employer by another entity by means of a transaction or series of related transactions (including, without limitation, any reorganization, merger, stock purchase or consolidation); or
          (b) The sale, transfer or other disposition of all or substantially all of the Employer’s assets.
          5.7 No Change in Control. Notwithstanding the provisions of Section 5.6, the following shall not constitute a Change in Control:
          (a) If the sole purpose of the transaction is to change the state of the Employer’s incorporation or to create or eliminate a holding company that will be owned in substantially the same proportions by the same beneficial owners as before the transaction;
          (b) If Employer’s stockholders of record as constituted immediately prior to the transaction will, immediately after the transaction (by virtue of securities issued as a consideration for Employer’s capital stock or assets or otherwise), hold more than 50% of the combined voting power of the surviving or acquiring entity’s outstanding securities;

          (c) An underwritten public offering of Employer’s common stock, if Employer’s stockholders of record as constituted immediately prior to the offering will, immediately after the offering, continue to hold more than 50% of the combined voting power of Employer’s outstanding securities;
          (d) The private placement of preferred or common stock, or the issuance of debt instruments convertible into preferred or common stock, for fair market value as determined by the Board, provided the acquiring person does not as a result of the transaction own more than 50% of the outstanding capital stock of Employer, have the right to vote more than 50% of the outstanding voting stock of Employer, or have the right to elect a majority of the Board; or
          (e) If Employee is a member of a group that acquires control of Employer in an event that would otherwise be a Change in Control, such event shall not be deemed a Change in Control and Employee shall have no right to benefits hereunder as a result of such event; provided, however, that Employee shall not be deemed a member of any acquiring group solely by virtue of his continued employment or ownership of stock or stock options following a Change in Control.
          5.8 Death or Disability. To the extent consistent with federal and state law, Employee’s employment, salary shall terminate on his death or Disability. “Disability” means any health condition, physical or mental, or other cause beyond Employee’s control, that prevents him from performing his duties, even after reasonable accommodation is made by Employer, for a period of 180 consecutive days within any 360 day period. In the event of termination due to death or Disability, Employer shall pay Employee (or his legal representative) his salary prorated through the date of termination, at the rate in effect at the time of termination and continue to provide insurance and other fringe benefits to Employee and Employee’s spouse and dependent children for a period of one year from Employee’s termination date. In the event of a termination due to death or disability, in addition to all options already vested, 100% of the options set to vest in the year that death or disability occurs shall vest and Employee (or his legal representative) shall have until the end of the option term to exercise all options. Employer shall have no further obligations to Employee (or his legal representative) under this Agreement, except for those created under any stock option agreements executed prior to the effective date of termination, and any other vested rights under the employee benefit plans and programs and the right to receive reimbursement for business expenses (as defined in Section 4).
          5.9 Return of Employer Property. Within fifteen (15) days after the Termination Date, Employee shall return to Employer all products, books, records, forms, specifications, formulae, data processes, designs, papers and writings relating to the business of Employer including without limitation proprietary or licensed computer programs, customer lists and customer data, and/or copies or duplicates thereof in Employee’s possession or under Employee’s control. Employee shall not retain any copies or duplicates of such property and all licenses granted to him by Employer to use computer programs or software shall be revoked on the Termination Date.

     6. DUTY OF LOYALTY
          6.1 During the term of this Agreement, Employee shall not, without the prior written consent of Employer, engage in any activity directly competitive with the business or welfare of Employer, whether alone, as a partner, or as an officer, director, employee, consultant, or holder of more than 1 % of the capital stock of any other corporation. Otherwise, Employee may make personal investments in any other business. The parties agree that the activities provided for in Section 2.3 are not directly competitive with the business or welfare of Employer.
     7. CONFIDENTIAL INFORMATION
          7.1 Trade Secrets of Employer. Employee, during the term of this Agreement, will develop, have access to and become acquainted with various trade secrets which are owned by Employer and/or its affiliates and which are regularly used in the operation of the businesses of such entities. Employee shall not disclose such trade secrets, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment by Employer. All files, contracts, manuals, reports, letters, forms, documents, notes, notebooks, lists, records, documents, customer lists, vendor lists, purchase information, designs, computer programs and similar items and information, relating to the businesses of such entities, whether prepared by Employee or otherwise and whether now existing or prepared at a future time, coming into his possession shall remain the exclusive property of such entities.
          7.2 Confidential Data of Customers of Employer. Employee, in the course of his duties, will have access to and become acquainted with financial, accounting, statistical and personal data of customers of Employer and of their affiliates. All such data is confidential and shall not be disclosed, directly or indirectly, or used by Employee in any way, either during the term of this Agreement (except as required in the course of employment by Employer) or at any time thereafter.
          7.3 Intellectual Properties. The Employee will sign the Employer’s Employee Innovation, Proprietary Information and Confidentiality Agreement (“Confidentiality Agreement” prior to or on the Commencement Date.
          7.4 Injunctive Relief. Employee acknowledges that the services to be rendered under this Agreement and the items described in this Section 7 are of a special, unique and extraordinary character, that it would be difficult or impossible to replace such services or to compensate Employer in money damages for a breach of this Agreement. Accordingly, Employee agrees and consents that if he violates any of the provisions of this Agreement, Employer, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to temporary and permanent injunctive relief.
          7.5 Continuing Effect. The provisions of this Section 7 shall remain in effect after the Termination Date.

     8. OTHER PROVISIONS
          8.1 Cure Period. In the event that Employee or Employer breaches this Agreement, the breaching party shall have thirty (30) days within which to cure such breach, after receiving written notice from the other party specifying in reasonable detail the basis for the claimed breach (“Cure Period”). No breach of the Agreement shall be actionable if the breaching party is able to cure the breach within the Cure Period.
          8.2 Compliance With Other Agreements. Employee represents and warrants to Employer that, to his knowledge and belief, the execution, delivery and performance of this Agreement will not conflict with or result in the violation or breach of any term or provision of any order, judgment, injunction, contract, agreement, commitment or other arrangement to which Employee is a party or by which he is bound.
          8.3 Counsel. The parties acknowledge and represent that, prior to the execution of this Agreement, they have had an opportunity to consult with their respective counsel concerning the terms and conditions set forth herein. Additionally, Employee represents that he has had an opportunity to receive independent legal advice concerning the taxability of any consideration received under this Agreement. Employee has not relied upon any advice from Employer and/or its attorneys with respect to the taxability of any consideration received under this Agreement. Employee further acknowledges that Employer has not made any representations to him with respect to tax issues.
          8.4 Nondelegable Duties. This is a contract for Employee’s personal services. The duties of Employee under this Agreement are personal and may not be delegated or transferred in any manner whatsoever, and shall not be subject to involuntary alienation, assignment or transfer by Employee during his life.
          8.5 Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws, without regard to the laws as to choice or conflict of laws, of the State of California.
          8.6 Venue. If any dispute arises regarding the application, interpretation or enforcement of any provision of this Agreement, including fraud in the inducement, such dispute shall be resolved either in federal or state court in Los Angeles, California.
          8.7 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if any invalid or unenforceable provision were omitted.
          8.8 Binding Effect. The provisions of this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.
          8.9 Notice. Any notices or communications required or permitted by this Agreement shall be deemed sufficiently given if in writing and when delivered personally or two business days after deposit with the United States Postal Service as registered or certified mail, postage prepaid and addressed as follows:

          (a) If to Employer, to the principal office of Employer in the State of California, marked “Attention: Terren S. Peizer”; or
          (b) If to Employee, to the most recent address for Employee appearing in Employer’s records.
          8.10 Arbitration. Any disputes, controversies or claims arising out of or relating to this Agreement shall be resolved by binding arbitration before a retired judge at JAMS in Santa Monica, California, in accordance with its Employment Arbitration Rules and Procedures. The prevailing party shall be awarded its reasonable attorney’s fees, costs and expenses.
          8.11 Attorneys’ Fees. The prevailing party in any suit or other proceeding brought to enforce, interpret or apply any provisions of this Agreement, shall be entitled to recover all costs and expenses of the proceeding and investigation (not limited to court costs), including all attorneys’ fees.
          8.12 Headings. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          8.13 Amendment and Waiver. This Agreement may be amended, modified or supplemented only by a writing executed by each of the parties. Either party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of the waiving party. No waiver by either party of a breach of any provision of this Agreement shall be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by the other party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

          8.14 Entire Agreement. This Agreement, and the Confidentiality Agreement and Plan option grant reference herein, are the only agreement and understanding between the parties pertaining to the subject matter of this Agreement, and supersedes all prior agreements, summaries of agreements, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties, whether verbal or written, between the parties pertaining to such subject matter.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
EMPLOYEE:

Richard A. Anderson

EMPLOYER: HYTHIAM, INC.
By
Terren S. Peizer
Chief Executive Officer